EXHIBIT 32

CERTIFICATION

          Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his or her capacity as an officer of Manatron, Inc. (the "Company") that the Annual Report of the Company on Form 10-K for the accounting period ended April 30, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

          This Certificate is given pursuant to 18 U.S.C. § 1350 and for no other purpose.

Date: July 24, 2006	/s/ Paul R. Sylvester
Paul R. Sylvester Chief Executive Officer

/s/ G. William McKinzie
G. William McKinzie President

/s/ Krista L. Inosencio
Krista L. Inosencio Chief Financial Officer